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                                                                     Exhibit 5.1



                                January 17, 2002

ProsoftTraining
3001 Bee Caves Road, Suite 300
Austin, Texas 78746

         Re:   Registration Statement on Form S-3
               ----------------------------------

Gentlemen:

               I have acted as legal counsel in the preparation of the Form S-3 Registration Statement ("Registration Statement") which has been filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 980,353 shares (the "Shares") of Common Stock, $.001 par value, of ProsoftTraining, a Nevada corporation (the "Company"). This opinion is delivered as to the Shares, of which 772,020 are currently issued and outstanding (the "Existing Shares"), and 208,333 (the "Warrant Shares") are issuable upon exercise of outstanding common stock purchase warrants (the "Warrants").

               As such legal counsel, I have made such legal and factual inquiries as I deemed necessary under the circumstances for the purposes of rendering this opinion. In reliance thereon, I am of the opinion that:

               1. The Existing Shares have been legally and validly issued and are fully paid and nonassessable; and

               2. The Warrant Shares, when issued pursuant to the terms of the Warrants, shall be legally and validly issued, fully paid and nonassessable.

               I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Sincerely,



                                         /s/ Jeffrey Korn
                                         ---------------------------------------
                                         Jeffrey Korn, Esq.